As filed with the Securities and Exchange Commission on July 29, 2019.

Registration Statement No. 333-229689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on Form S-8

to Form S-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Fiserv, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1506125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

255 Fiserv Drive Brookfield, Wisconsin	53045
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates

First Data Corporation 2015 Omnibus Incentive Plan

(Full title of the plan)

Robert W. Hau, Chief Financial Officer and Treasurer

255 Fiserv Drive

Brookfield, Wisconsin 53045

(262) 879-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark J. Menting, Esq.

Jared M. Fishman, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark whether the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Common Stock (par value $0.01 per share)
Common Stock (par value $0.01 per share)	6,940,508(2)	N/A	N/A	N/A
Common Stock (par value $0.01 per share)	7,683,659(3)	N/A	N/A	N/A
Total	14,624,167	N/A	N/A	N/A

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional shares of the common stock of Fiserv, Inc. (“Fiserv,” the “registrant”, “we,” “our” or “us”), par value $0.01 per share (the “Common Stock”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock splits, stock dividends or similar transactions.

(2)

Represents the maximum number of shares of our Common Stock issuable to current employees under outstanding stock options granted under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates and the First Data Corporation 2015 Omnibus Incentive Plan. All such awards were assumed by us in connection with the merger of 300 Holdings, Inc., a direct, wholly owned subsidiary of Fiserv, with and into First Data Corporation (“First Data”), with First Data surviving as a direct, wholly owned subsidiary of Fiserv (the “Merger”). The Merger closed on July 29, 2019.

(3)

Represents the maximum number of shares of our Common Stock issuable to current employees under outstanding restricted stock awards and restricted stock unit awards issued under the First Data Corporation 2015 Omnibus Incentive Plan. All such awards were assumed by us in connection with the Merger.

(4)

These shares of our Common Stock were registered under our Registration Statement on Form S-4 (File No. 333-229689) filed under the Securities Act with the Securities and Exchange Commission on February 14, 2019, as amended by Amendment No. 1 filed on March 13, 2019 (the “Form S-4”). All filing fees payable in connection with the registration of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

Explanatory Note

Fiserv, Inc. (“Fiserv,” the “Company,” the “Registrant,” “we,” “our,” or “us”) hereby amends its Registration Statement on Form S-4 (File No. 333-229689) filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2019, as amended by Pre-Effective Amendment No. 1 filed with the Commission on March 13, 2019 (the “Form S-4”), which the Commission declared effective on March 14, 2019, by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”).

The Company filed the Form S-4 in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 16, 2019 (the “Merger Agreement”), by and among Fiserv, 300 Holdings, Inc. (“Merger Sub”), a direct, wholly owned subsidiary of Fiserv, and First Data Corporation (“First Data”), pursuant to which, on July 29, 2019, Merger Sub merged with and into First Data, with First Data surviving as a direct, wholly owned subsidiary of Fiserv (the “Merger”).

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, certain outstanding stock options, restricted stock awards and restricted stock unit awards (collectively, the “Legacy First Data Awards”) granted under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates and the First Data Corporation 2015 Omnibus Incentive Plan (collectively, the “Legacy First Data Plans”) were converted into corresponding awards with respect to shares of Fiserv’s common stock, par value $0.01 per share (the “Common Stock”). This Registration Statement is being filed for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 14,624,167 shares of Common Stock issuable following the Merger upon the exercise, vesting or settlement of the converted Legacy First Data Awards originally granted under the Legacy First Data Plans held by current employees of First Data, which became a wholly owned subsidiary of Fiserv upon the completion of the Merger. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Commission as part of this Form S-8 and will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Fiserv with the Commission, are incorporated herein by reference:

(a)     Fiserv’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 21, 2019;

(b)    Fiserv’s Quarterly Reports on Form 10-Q for the quarter ended March  31, 2019, and June 30, 2019 filed with the Commission on May 1, 2019 and July 26, 2019, respectively;

(c)     Fiserv’s Current Reports on Form 8-K dated January  16, 2019, January 17, 2019, February  5, 2019, April 4, 2019, April 18, 2019, May  22, 2019, June 10, 2019, June 10, 2019, June 17, 2019, June 24, 2019, July  1, 2019, July 17, 2019, July  23, 2019 and July 29, 2019; and

(d)    The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, dated September 3, 1986, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits furnished under Item 9.01, is not incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Lynn S. McCreary, Chief Legal Officer and Secretary of the Company, has passed upon the validity of the shares of Fiserv’s Common Stock registered under this Registration Statement. Ms. McCreary beneficially owns shares of the Company’s Common Stock representing less than 1% of the total outstanding shares of the Company’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities (which may include liabilities under the Securities Act) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

The Company’s By-laws provide for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

The indemnification provided by the Wisconsin Business Corporation Law and the Company’s By-laws is not exclusive of any other rights to which a director or officer of the Company may be entitled.

The Company maintains an insurance policy which indemnifies its officers and directors against certain liabilities. In addition, the Company has entered into indemnification agreements with its directors pursuant to which the Company has agreed to pay, on behalf of each such director and his or her executors, administrators or assigns, any amount which such director is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director or officer of the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Restated Articles of Incorporation of Fiserv, Inc., effective as of March 6, 2018 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Fiserv, Inc., filed on February 27, 2018)

4.2	Amended and Restated By-Laws of Fiserv, Inc., effective as of July 29, 2019 (incorporated by reference as Exhibit 3.1 to the Current Report on Form 8-K of Fiserv, Inc. filed on July 29, 2019)

5.1	Opinion of Lynn S. McCreary, Chief Legal Officer and Secretary of Fiserv, Inc., regarding the validity of the securities to be issued (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to Fiserv, Inc.’s Registration Statement on Form S-4 (File No. 333-229689), filed on March 13, 2019)

23.1	Consent of Lynn S. McCreary (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

23.4	Consent of KPMG LLP

24.1	Powers of Attorney of Directors of Fiserv, Inc.

99.1	2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates

99.2	First Data Corporation 2015 Omnibus Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on July 29, 2019.

FISERV, INC.

By:	/s/ Jeffery W. Yabuki
Name:	Jeffery W. Yabuki
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 29, 2019.

Signature	Title

/s/ Jeffery W. Yabuki	Chairman of the Board and Chief Executive Officer
Jeffery W. Yabuki	(Principal Executive Officer)

/s/ Robert W. Hau	Chief Financial Officer and Treasurer
Robert W. Hau	(Principal Financial Officer)

/s/ Kenneth F. Best	Chief Accounting Officer
Kenneth F. Best	(Principal Accounting Officer)

*	President and Chief Operating Officer, Director
Frank J. Bisignano

*	Director
Alison Davis

*	Director
Henrique de Castro

*	Director
Harry F. DiSimone

*	Director
Dennis F. Lynch

*	Director
Heidi G. Miller

*	Director
Scott C. Nuttall

*	Director
Denis J. O’Leary

*	Director
Doyle R. Simons

*By	/s/ Robert W. Hau
Robert W. Hau
Attorney-in-Fact
July 29, 2019